Exhibit 99.1

News Release

Media Contacts:	David Caouette	Investor Contacts:	Eva Boratto
	Merck		Carol Ferguson
	(908) 423-3461		Merck
(908) 423-5185

	Steve Galpin		Janet Barth
	Schering-Plough		Joe Romanelli
	(908) 298-7415		Schering-Plough
(908) 298-7436

Monique Mols
Schering-Plough
+31(0) 412 66 5440

MERCK AND SCHERING-PLOUGH TO COMPLETE MERGER TODAY

New Merck Will Begin Combined Operations Tomorrow

Global Health Care Leader Poised for Sustainable Growth

Through Innovations for Patients

WHITEHOUSE STATION and KENILWORTH, N.J.: November 3, 2009 – Merck & Co., Inc. (NYSE: MRK) and Schering-Plough Corporation (NYSE: SGP) today announced that they will complete their merger shortly after 4:00PM ET today. The companies will begin combined operations tomorrow, November 4, 2009. As previously announced, Schering-Plough will change its name to Merck and its common stock will trade under the ticker symbol “MRK” on the New York Stock Exchange.

Under the terms of the agreement, Schering-Plough shareholders will receive 0.5767 shares of the newly combined company and $10.50 in cash for each share of Schering-Plough. Each Merck common share will automatically become a common share of the newly combined company.

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This announcement follows clearance from regulatory authorities in China and Mexico. The merger of local Merck and Schering-Plough entities may be pending in other jurisdictions and integration is subject to completion of various local legal and regulatory obligations.

From the completion of the merger today through 5:00 p.m. ET on November 19, 2009, the 6.00% Mandatory Convertible Preferred Stock of Schering-Plough will be convertible at a make-whole conversion rate of 8.2021. For each share of preferred stock converted during this period, the holder will receive $86.12 in cash ($10.50 x 8.2021) and 4.7302 “MRK” common shares

(0.5767 x 8.2021). Holders will also receive, for each share converted, a dividend make-whole payment of between $10.79 and $10.82, depending on the date of conversion. Additional information regarding the make-whole conversion rights of the holders of the preferred stock is set forth in the “Notice of Make-Whole Acquisition” available at www.schering-plough.com. Beginning tomorrow, the 6.00% Mandatory Convertible Preferred Stock will trade under the ticker symbol “MRK PR B”.

Merck has appointed Wells Fargo Shareowner Services as agent to exchange the Schering-Plough common stock for merger consideration and as conversion agent for the 6.00% Mandatory Convertible Preferred Stock. Schering-Plough registered shareholders with questions regarding the exchange of Schering-Plough common stock for merger consideration or the conversion of the 6.00% Mandatory Convertible Preferred Stock should contact Wells Fargo Shareowner Services at (800) 522-9114.

Additional information regarding the exchange of Schering-Plough common stock for merger consideration will also be mailed to registered holders of Schering-Plough common stock. Schering-Plough shareholders who hold shares through a broker or bank should receive information regarding the exchange or conversion of their shares from the party holding their shares.

About Merck

Today’s Merck is working to help the world be well. Through our medicines, vaccines, biologic therapies, and consumer and animal products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching programs that donate and deliver our products to the people who need them. Merck. Be Well. For more information, visit www.merck.com

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Forward Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the proposed merger between Merck and Schering-Plough, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Merck’s and Schering-Plough’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period, due to, among other things, the impact of pharmaceutical industry regulation and pending legislation that could affect the pharmaceutical industry; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; Merck’s ability to accurately predict future market conditions; dependence on the effectiveness of Merck’s patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2008 Annual Report on Form 10-K, Schering-Plough’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, the proxy statement filed by Merck on June 25, 2009 and each company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

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